WASATCH FUNDS TRUST

DISTRIBUTION AND SERVICE PLAN

1.  The Trust. The Wasatch Funds Trust (the “Trust”) is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a series trust (each such series is referred to herein as a “Fund”).

2.  The Plan. The Trust desires to adopt a plan of distribution and service pursuant to Rule 12b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Fund(s) which are identified in Exhibit A hereof, and the Board of Trustees of the Trust (the “Board of Trustees”) has determined that there is a reasonable likelihood that adoption of this Distribution and Service Plan (the “Plan”) will benefit each such Fund (each a “Designated Fund” and collectively, the “Designated Funds”) and its holders of Shares. Accordingly, on behalf of each Designated Fund, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Trust’s registration statement under the 1940 Act and under the Securities Act of 1933, as amended, as such registration statement is amended by any amendments thereto at the time in effect.

3.  The Distributor. The Trust has entered into a written Distribution Services Agreement (the “Distribution Agreement”) with ALPS Distributors, Inc. (the “Distributor”), pursuant to which the Distributor will act as the exclusive distributor with respect to the creation and distribution of Creation Unit size aggregations of Shares as described in the Trust’s registration statement (“Creation Units”) relating to such Designated Fund.

4.  Payments. (a) The Trust may pay a monthly fee not to exceed 0.25% per annum of each Designated Fund’s average daily net assets to reimburse the Distributor for actual amounts expended to finance any activity primarily intended to result in the sale of Creation Units of such Designated Fund or the provision of services with respect to investors in each such Fund, including but not limited to (i) delivering copies of a Designated Fund’s then-current prospectus, statement of additional information or annual or semi-annual reports to prospective purchasers of such Creation Units; (ii) marketing and promotional services including advertising with respect to a Designated Fund; (iii) facilitating communications with beneficial owners of Shares, including providing explanations to owners regarding fund investment objectives and policies and other information about the Trust or any Designated Funds thereof; (iv) delivering any notices of shareholder meetings and proxy statements accompanying such notices in connection with general and special meetings of interest holders of the Trust; and (v) such other services and obligations as are set forth in the Distribution Agreement. Such payments shall be made within ten (10) days of the end of each calendar month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Designated Fund’s then current prospectus for the determination of net asset value of the Creation Units.

(b)  Distribution expenses incurred in any one year in excess of 0.25% of each Designated Fund’s average daily net assets may be reimbursed in subsequent years subject to the annual 0.25% limit and subject further to the approval of the Board of Trustees, including a majority of the

Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan (the “Independent Trustees”). The commencement of the fees paid pursuant to Section 4(a) of this Plan is subject to further approval by the Board, including a majority of the Independent Trustees.

(c)  The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons that are Authorized Participants for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 4(a) hereof.

(d)  Wasatch Advisors LP may use any portion of its advisory fee to compensate dealers, including the Distributor, for expenses incurred in connection with the sales and distribution of a Fund’s shares, including, without limitation, compensation of its sales force, expenses of printing and distributing prospectuses to persons other than shareholders, expenses of preparing, printing and distributing advertising and sales literature and reports to shareholders used in connection with the sale of a Designated Fund’s Shares, certain other expenses associated with the distribution of Shares of a Designated Fund, and any distribution-related expenses that may be authorized from time to time by the Board of Trustees.

All such expenses covered by the Plan shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.

5.  Effective Date. This Plan shall become effective with respect to a Designated Fund upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan as reflected on Exhibit A hereto (each an “Effective Date”).

6.  Term. This Plan shall, unless terminated as hereinafter provided, remain in effect with respect to the Designated Fund for one year from its Effective Date and shall continue thereafter, provided that its continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

7.  Amendment. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount to be spent for the services provided for in paragraph 4 hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of such Designated Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

8.  Termination. This Plan may be terminated as to shares of any particular Designated Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Designated Fund. In the event of termination or non-continuance of this Plan, the Trust may reimburse any expense which it incurred prior to such termination or non-continuance, provided that such reimbursement is specifically approved by both a majority of the Board of Trustees and a majority of the Independent Trustees.

9.  Assignment. This Plan will not be terminated by an assignment; however, any agreement related to the Plan shall automatically terminate upon its assignment.

10.  Reports. While this Plan is in effect, the Distributor or any other person authorized to direct the disposition of monies paid or payable by the Designated Fund pursuant to the Plan or any related agreement shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

11.  Records. The Trust shall preserve copies of this Plan, each agreement related hereto and each report referred to in paragraph 10 hereof for a period of at least six years from the date of the Plan, agreement and report, the first two years in an easily accessible place.

12.  Independent Trustees. While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act).

13.  Severability. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

EXHIBIT A

FUND	EFFECTIVE DATE

Wasatch Small/Mid Cap ETF	May 20, 2026